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                                                   EXHIBIT 10.1

            THIRD MODIFICATION AND EXTENSION AGREEMENT

     This Agreement is entered into effective as of this 3rd day of November, 1998 between PARKWAY PARTNERS, L.L.C., a Missouri limited liability company ("Landlord"), and LAYNE CHRISTENSEN COMPANY (formerly known as Layne, Inc.), a Delaware corporation ("Tenant").

     RECITALS:

     A. Pursuant to Commercial Building Lease dated December 21, 1994 (the "Original Lease"), Landlord leased to Tenant approximately 28,599 rentable square feet of area in the "Commercial Building" (as defined in the Lease, it being agreed that capitalized terms not otherwise defined herein shall have the meanings prescribed for such terms in the Lease).

     B.   Pursuant to First Modification and Ratification of
Lease dated February 26, 1996 (the "First Modification"),
Landlord leased to Tenant an additional 2,235 rentable square feet of area in the Commercial Building.

     C. Pursuant to Second Modification and Ratification of Lease Agreement dated April 28, 1997 (the "Second Modification"; the Original Lease, as modified by the First Modification and by the Second Modification, is herein referred to as the "Lease"), Landlord leased to Tenant an additional 2,374 rentable square feet of area in the Commercial Building. Accordingly, on the date of this Agreement, the Leased Premises contains 33,208 square feet of rentable area, and Tenant's Percentage of Operating Expenses is 71.13%.

     D. The parties desire to extend the term of the Lease, as hereinafter provided.

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     NOW, THEREFORE, in consideration of the mutual
considerations provided herein and other considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1.   EXTENSION OF TERM.

          (A) The term of the Lease is hereby extended from February 29, 2000 through February 28, 2005 (the "Extended
Term").

          (B) Notwithstanding that the Second Modification demised the "Second Expansion Space" (as therein defined) to Tenant for a term of 5 years, the parties agree that as of the commencement of the Extended Term, the Second Expansion Space shall be deemed leased to Tenant on the same terms and conditions as the balance of the Leased Premises (i.e., the term shall extend through the balance of the Extended Term, and the Minimum Annual Rental shall be at the rate set forth in Section 2 below).

          (C)  The provisions of Section 7 of the Second
Modification (captioned "Buy-Out Option") are hereby deleted and are of no further force or effect.

     2.   RENTABLE AREA; MINIMUM ANNUAL RENTAL.

          (A) Tenant acknowledges that Landlord has had the square footage of the Leased Premises and of the balance of the Commercial Building remeasured by a licensed architect, and based on such remeasurement, the parties agree that (i) the useable area of the Leased Premises is 30,000 square feet, (ii) the useable area of the Commercial Building is 39,054 square feet, and (iii) Tenant's "Percentage" (as defined in Section 5(B) of the Lease) is 76.8%. The foregoing adjustments shall become effective as of January 1, 1999.

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          (B)  Commencing February 29, 2000, and continuing
during the Extended Term, the Minimum Annual Rental shall be $572,838.00 per annum ($47,736.50 per month).

     3.   OPERATING EXPENSE ESCALATION.

          (A) The parties agree that for the period between February 29, 2000 and December 31, 2000, there shall be no Operating Expense Escalation Charge payable by Tenant. Effective on January 1, 2001, in addition to the Minimum Annual Rental, Tenant shall pay the Operating Expense Escalation Charge set forth in Section 5.B of the Lease; provided, however, during the Extended Term, the term "Base Year Operating Expenses" shall mean the Operating Expenses incurred during calendar year 2000.

          (B)  The following sentence is hereby deleted from
Section 5.B:

"Notwithstanding the prior provision, in no event shall the Operating Expense Escalation Charge exceed an amount equal to an annual increase greater than three and one quarter percent (3.25%) of the Base Year Operating Expenses for the first year, and two percent (2%) per year thereafter, on a cumulative basis."

     4.   LANDLORD'S WORK.

          (a) Landlord shall install throughout the first floor of the Leased Premises new carpeting selected by Tenant and reasonably approved by Landlord, having a materials cost (including freight and taxes, but excluding installation costs) of not more than $18.50 per square yard. Landlord shall pay all labor costs associated with the foregoing, including removal and disposal of existing carpeting, and installation of new carpeting; however,

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               Tenant, at Tenant's cost, shall be responsible for
               moving its antiques to facilitate such carpet removal and installation. Tenant and Landlord shall mutually agree upon a detailed schedule for the work to be performed.

          (b) Landlord shall install new linoleum in the mail room, not to exceed $30.00 per square yard for labor and materials.

          (c) Landlord shall repair and refinish the parquet floors located in the Leased Premises.

          (d)  Landlord shall install an ice maker in Layne's
               Garden Level kitchen (SerVend M-200) and perform the other work described as "Landlord's Work to be Performed" on the attached Exhibit A.

The work to be performed by Landlord pursuant to this Section 4 is collectively called "Landlord's Work". Upon execution of this Agreement, Landlord and Tenant shall cooperate to designate the carpet to be installed pursuant to subparagraph (a) above, and such carpet shall be ordered by Landlord within 5 days after such designation. Except for installation of the carpet (which Landlord shall use good faith efforts to effect within a reasonable period of time after such carpet is received), Landlord shall use good faith efforts to commence the balance of Landlord's Work within a reasonable time after the execution of this Agreement, and shall thereafter pursue the same with reasonable diligence to completion. Without limiting the foregoing, Landlord's Work shall be completed within 90 days after the date of execution of this Agreement, except for the carpet installation, which shall be completed within 90 days after Landlord's receipt of such carpet.

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    [5.   SECTION 5 DELETED PER AGREEMENT OF LANDLORD AND TENANT]

     6. RIGHT OF FIRST REFUSAL. In the event during the term of this Lease, Landlord receives an offer from a third party to purchase Landlord's interest in the Commercial Building Parcel which Landlord desires to accept (the "Third Party Offer"), Landlord shall (provided Tenant is not then in default beyond the expiration of any applicable notice and grace period provided for the curing of such default), furnish Tenant with a copy of such Third Party Offer. During the 10 business day period following Tenant's receipt of such Third Party Offer, Tenant shall have the pre-emptive right to purchase the Commercial Building Parcel from Landlord on the same terms and conditions as are set forth in the Third Party Offer, except that Tenant shall acquire the Commercial Building Parcel in its "as is" condition, without the benefit of any so-called "due diligence period" which may be set forth in the Third Party Offer. If Tenant timely elects to purchase the Commercial Building Parcel, the parties shall promptly enter into a purchase and sale agreement, and the closing of such transaction shall be consummated on a date selected by Tenant, but which shall occur not later than 45 days after Tenant's receipt of the Third Party Offer. If Tenant does not timely elect to so purchase the Commercial Building

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Parcel, Landlord shall be free to accept the Third Party Offer and to consummate the sale of the Commercial Building Parcel, in which case, the provisions of this Paragraph shall automatically terminate and shall be of no further force or effect. Notwithstanding the foregoing provisions of this Paragraph, in the event of a foreclosure of any mortgage encumbering the Commercial Building Parcel (or any deed in lieu of foreclosure), the provisions of this Paragraph shall not be applicable to any such foreclosure (or deed in lieu of foreclosure), however, such provisions shall apply to any subsequent sale by the party who purchased the property as part of a foreclosure (or deed in lieu of foreclosure). Without triggering the foregoing right of first refusal, Landlord shall be entitled to convey the Commercial Building Parcel to (i) any entity controlled by, controlling or under common control with Landlord or any principal of Landlord (collectively, a "Landlord Affiliate"), (ii) to trusts for the benefit of any Landlord Affiliate and/or for the benefit of any of their respective spouses and/or lineal descendants, and (iii) by testamentary disposition, but in each such case, the provisions of this Paragraph shall survive any such transfer, and shall be binding upon Landlord's successors in interest.

     7. MISCELLANEOUS. The Lease, as herein amended, shall continue in full force and effect in accordance with its terms. The provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto, their successors and assigns.

          [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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     The parties have executed this Agreement effective as of the date first above written.


                      PARKWAY PARTNERS, L.L.C.

                      By:  FERRELL HOLDFNGS, L.L.C., Managing
                           Member


                           By:  FERRELL HOLDINGS, INC., Manager

                                By: /s/ Melanie Mann
                                    -----------------------------
                                    Melanie Mann, Vice President

                                    "LANDLORD"




                      LAYNE CHRISTENSEN COMPANY

                           By:   /s/ Kent B. Magill
                                 --------------------------------
                           Title: Kent B. Magill - Vice President
                                 --------------------------------

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                           EXHIBIT "A"


                 LANDLORD'S WORK TO BE PERFORMED


FLOOR COVERING:

1. Replace cracked marble at east & west doorways off the lobby.
2.   Replace copy room & mail room floor covering

WALL COVERING:

1.   Paint copy/mail room walls
2.   Paint walls by reader door
3.   Paint wall where file cabinet was removed in I/S
4.   Paint vents in window area.

COUNTERTOP:

1.   Replace countertop in board room kitchen

WATER LEAKS:

1. Repair roof leaks (will continue to work on until identified)

WOODWORK:

1. Repair/touch-up all scratches on wood doors - (Note-will not be able to make perfect, but can touch-up with stain so it will be inconspicuous)
2. Clean & polish all woodwork including doors, crown molding in executive offices, executive conference room and boardroom (will be done by building maintenance, as available)
3.   Shim door to boardroom kitchen

ELECTRICAL:

1.   Cap off/cover any exposed outlets which protrude from floor
          (Delores office & under chairs in seating area)

PARKING LOT:

1. Repair all crumbling stairways in parking lot & put safety treads strips